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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent in Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of Eclair Holdings Company for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2014, with respect to the consolidated financial statements and schedule of MTR Gaming Group, Inc., and the effectiveness of internal control over financial reporting of MTR Gaming Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
April 21, 2014

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm